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                           FBL MONEY MARKET FUND, INC.


                             SUBSCRIPTION AGREEMENT



     1.        COMMON STOCK SUBSCRIPTION.    The undersigned agrees to purchase
from FBL Money Market Fund, Inc. (the "Fund") 200,000 shares of FBL Money Market Fund, Inc. common stock, $0.001 par value (the "Stock"), on the terms and conditions set forth herein and in the Preliminary Prospectus described below and hereby tenders $200,000 to purchase these shares at a price of $1.00 per share.

       The undersigned understands that the Fund filed a Registration Statement with the Securities and Exchange Commission (No. 811-3121) on Form N-1, which contains the Preliminary Prospectus which describes the Fund and the Stock. By its signature hereto, the undersigned hereby acknowledges receipt of a copy of the Preliminary Prospectus.

       The undersigned recognizes that the Fund will not be fully operational until such time as it commences the public offering of its shares. Accordingly, a number of features of the Fund described in the Preliminary Prospectus, including, without limitation, the declaration and payment of dividends and redemption of shares upon request of shareholders, are not, in fact, in existence at the present time and will not be instituted until the Fund's registration under the Securities Act of 1933 is made effective.

     2.        REPRESENTATION AND WARRANTIES.     The undersigned hereby
represents and warrants as follows:

       (a) It is aware that no Federal or state agency has made any findings or determination as to the fairness for investment, nor any recommendations or endorsement, of the Stock;

       (b) It has such knowledge and experience of financial and business matters as will enable it to utilize the information made available to it in connection with the offering of the Stock, to evaluate the merits and risks of the Prospective investment and to make an informed investment decision;

       (c) It recognizes that the Fund has only recently been organized and has no financial or operating history and, further, that investment in the Fund involves certain risks, and it has taken full cognizance of and understands all of the risks related to the purchase of the Stock, and it acknowledges that it has suitable financial resources and anticipated income to bear the economic risk of such an investment;

       (d) It is purchasing the Stock for its own account, for investment, and not with any intention of redemption, distribution, or resale of the Stock, either in whole or in part;

       (e) It will not sell the Stock purchased by it without registration of the Stock under the Securities Act

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of 1933 or exemption therefrom;

       (f) It has been furnished with, and has carefully read, this Agreement and the Preliminary Prospectus and such material documents relating to the Fund as it has requested and as have been provided to it by the Fund; and

       (g) It has also had the opportunity to ask questions of, and receive answers from, the Fund concerning the Fund and the terms of the offering.

       IN WITNESS WHEREOF, the undersigned has executed this instrument on
     February 23         , 1981.
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                                   PFS MANAGEMENT SERVICES, INC.

                                   By:
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                                        Its :                    President
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